[LETTER HEAD OF iSECUREtrac]

                 iSECUREtrac Corp. Closes $11 Million Financing

            OMAHA, Neb.-- June 29, 2005- iSECUREtrac(TM) Corp. (OTCBB: ISRE), an industry leader in offender monitoring solutions utilizing global positioning systems ( GPS ) and wireless technology, announced that it received $11 million in funding from Mykonos 6420 LP, an affiliate of Sponsor Investments, LLC of Dallas Texas on June 27, 2005. The Company issued 1,000,000 shares of its newly created Series C 8% Cumulative, Compounding Exchangeable Preferred Stock plus warrants to acquire 32,342,315 shares of the Company's common stock at exercise prices ranging from $0.23 to $1.65 per share. Each share of Preferred Stock is exchangeable for approximately 47.8 shares of the Company's common stock plus a warrant to purchase approximately 62.9 shares of common stock at $0.23 per share. If Mykonos exchanges its Preferred Stock for shares of the Company's common stock and exercises all of its warrants to purchase shares of the Company's common stock, Mykonos would own approximately 57% of the issued and outstanding shares of the Company's common stock.

            The total purchase price paid by Mykonos for the Preferred Stock and the warrants was $11,000,000, which was paid in cash, less $90,000 retained by Mykonos as reimbursement of expenses incurred by it in connection with the transaction. In addition, approximately $1.75 million of the purchase price was paid at closing to Opus 5949 LLC, an affiliate of Mykonos, in repayment of three short-term loans made by Opus to the Company, and $654,000 was paid in connection with previously announced debt retirements.

            In connection with the financing, long-time directors Ronald Muhlbauer, Robert Badding and Martin Halbur resigned from the Company's Board of Directors and four new directors nominated by Mykonos were appointed to the Board. The new directors are Robert W. Korba, Joseph A. Ethridge, Bruce Leadbetter and Goh Yong Siang, all of whom are executive officers of companies affiliated with Mykonos.

            "This investment further enhances our ability to win large GPS monitoring contract opportunities that are developing throughout the United States and the world," said Tom Wharton, CEO of iSECUREtrac.

            "With this investment we have completed the fourth and final phase of the restructuring plan that we adopted in 2004. We have now eliminated all but a small amount of non-lease debt obligations while supplying the Company with the capital it needs to maintain its leadership position in offender monitoring," said David Vana, CFO of iSECUREtrac. "This investment establishes a solid financial foundation for us to pursue additional business opportunities that were not previously available to us."

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[LETTER HEAD OF iSECUREtrac]

      About iSECUREtrac

      iSECUREtrac Corp is a technology and information services company providing advanced GPS tracking solutions for the remote tracking and monitoring of individuals, including real time data collection, secure remote reporting, data mapping and warehousing, and event correlation systems. iSECUREtrac is currently focused in the area of Law Enforcement, Corrections, and Homeland Security for monitoring offenders in community release programs, such as sex offenders and other persons requiring community supervision. iSECUREtrac's GPS monitoring systems are designed to improve public safety, enhance the management of monitoring information, provide the fastest analysis and response, and reduce the financial cost of incarceration. Further information on iSECUREtrac Corp can be found on the company's Web site at www.isecuretrac.com.

      Safe Harbor

      This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

      Contacts:

      For iSECUREtrac: Tom Wharton or David Vana (402) 537-0022


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